Exhibit 5.1

July 13, 2005

Nash-Finch Company

7600 France Avenue South, P.O. Box 355
Minneapolis, MN  55440-0355

Ladies and Gentlemen:

We have acted as counsel to Nash Finch Company, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3, as it may be amended (the “Registration Statement”), including the prospectus therein at the time the Registration Statement is declared effective (the “Prospectus”), relating to the offering and sale from time to time, pursuant to Rule 415 of the Securities Act, by certain securityholders of the Company’s Senior Subordinated Convertible Notes due 2035 (the “Notes”) and shares of common stock of the Company, par value $1.66 2/3 per share, issuable upon conversion of the Notes (the “Shares”).  The Notes were issued pursuant to the terms of an Indenture (the “Indenture”), dated as of March 15, 2005, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In that connection, we have reviewed originals or copies of the following documents:

(a)                                  The Indenture, dated as of March 15, 2005, between the Company and Wells Fargo Bank, National Association, as Trustee;

(b)                                 The form of certificate representing the Notes;

(c)                                  The Registration Statement; and

(d)                                 The Prospectus.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following:

(a)                                  The restated certificate of incorporation of the Company, as amended through the date hereof, and the by-laws of the Company, as restated on April 15, 2003 and as in effect through the date hereof; and

(b)                                 Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)                                  The genuineness of all signatures;

(b)                                 The authenticity of the originals of the documents submitted to us;

(c)                                  The conformity to authentic originals of any documents submitted to us as copies;

(d)                                 As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company; and

(e)                                  That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.                                       The Notes have been duly authorized, executed and delivered by the Company and, assuming the Notes have been duly authenticated by the Trustee in accordance with the provisions of the Indenture, the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

2.                                       The Shares initially issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon such conversion in accordance with the terms of the Indenture and the Notes by all necessary corporate action by the Company, and, when issued and delivered as provided in the Indenture, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the following qualifications:

(a)                                  Our opinion in paragraph 1 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)                                 Our opinion in paragraph 1 above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)                                  Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.”

Very truly yours,

/s/ Shearman & Sterling LLP